Exhibit 99.1

Investor Relations Contact:
Suresh Bhaskaran
Xilinx, Inc.
(408) 879-4784
ir@xilinx.com

XILINX REPORTS RECORD ANNUAL AND QUARTERLY REVENUES

SAN JOSE, Calif., April 25, 2018 -- Xilinx, Inc. (Nasdaq: XLNX) today announced record revenues of $2.54 billion for fiscal year 2018, up 8% from the prior fiscal year. Revenues were $673 million for the fourth quarter of fiscal year 2018, up 7% from the prior quarter and up 10% from the fourth quarter of the prior fiscal year.

Fiscal year 2018 net income was $512 million or $1.99 per diluted share. March quarter net income was $166 million, or $0.64 per diluted share. In fiscal Q3, net income was negatively impacted by approximately $183 million due to the enactment of the 2017 Tax Cuts and Jobs Act. In fiscal Q4, net income was negatively impacted by $33 million due to executive transition costs.

The Xilinx Board of Directors declared a quarterly cash dividend of $0.36 per outstanding share of common stock, an increase from the current dividend of $0.35 per share. The dividend will be payable on June 4, 2018 to all stockholders of record at the close of business on May 15, 2018.

Additional fourth quarter of fiscal year 2018 comparisons are represented in the charts below:

GAAP Results
(In millions, except EPS)

	Q4 FY 2018	Q3 FY 2018	Q4 FY 2017	Q-T-Q	Y-T-Y
Net revenues	$673	$631	$609	7%	10%
Operating income	$190	$190	$173	0%	10%
Net income	$166	$12	$153	1283%	8%
Diluted earnings per share	$0.64	$0.05	$0.57	1180%	12%

“Fiscal 2018 was a record year for Xilinx with revenues of $2.5 billion as we realized 8% annual growth driven by broad-based strength across multiple markets, reflecting our concerted efforts to accelerate top line growth,” said Victor Peng, President and Chief Executive Officer.  “During the year, we continued to build significant momentum in our data center end market and further strengthened the ecosystem.  With our three-pronged strategy of data center first, accelerating growth in core markets and driving adaptive compute, Xilinx is well positioned to achieve our long-term growth objectives while delivering shareholder value.”

Net Revenues by Geography:

	Percentages			Growth Rates
	Q4 FY 2018	Q3 FY 2018	Q4 FY 2017	Q-T-Q	Y-T-Y
North America	31%	31%	31%	5%	10%
Asia Pacific	39%	41%	42%	1%	2%
Europe	22%	20%	19%	20%	26%
Japan	8%	8%	8%	7%	17%

Net Revenues by End Market:

	Percentages			Growth Rates
	Q4 FY 2018	Q3 FY 2018	Q4 FY 2017	Q-T-Q	Y-T-Y
Communications & Data Center	34%	35%	41%	2%	(8)%
Industrial, Aerospace & Defense	48%	47%	43%	10%	25%
Broadcast, Consumer & Automotive	18%	18%	16%	7%	17%

Net Revenues by Product:

	Percentages			Growth Rates
	Q4 FY 2018	Q3 FY 2018	Q4 FY 2017	Q-T-Q	Y-T-Y
Advanced Products	57%	56%	49%	7%	28%
Core Products	43%	44%	51%	6%	(6)%

Products are classified as follows:

Advanced Products: UltraScale+, Ultrascale and 7-series products.
Core Products: Virtex-6, Spartan-6, Virtex‐5, CoolRunner‐II, Virtex-4, Virtex-II, Spartan-3, Spartan-2, XC9500 products, configuration solutions, software & support/services.

Key Statistics:
(Dollars in millions)

	Q4 FY 2018	Q3 FY 2018	Q4 FY 2017

Annual Return on Equity (%)*	21	19	24

Operating Cash Flow	$217	$185	$306

Depreciation Expense	$12	$11	$12

Capital Expenditures (including software)	$21	$7	$20

Combined Inventory Days	112	121	121

Revenue Turns (%)	37	46	44

*Return on equity calculation: Annualized year to date net income/average stockholders’ equity

Product and Financial Highlights - Fiscal Year 2018

•
The Advanced Products category continues to deliver strong revenue growth during fiscal year 2018, posting an increase of 28% from the previous year and constituting approximately 54% of total sales. Broad-based growth was driven by the Zynq SoC platform and the industry-leading 20nm and 16nm technology nodes. Zynq platform revenue increased more than 60% during the year with growth driven largely by applications in Advanced Driver Assist (ADAS), Industrial, Aerospace and Defense, Communications, and Consumer. Revenues from the 20nm node increased more than 50% from the previous year and the 16nm node continued its accelerated ramp with sales more than quadrupling during the same period.

•
The Industrial, Aerospace & Defense end market set another annual sales record in fiscal year 2018 with revenues of approximately $1.2 billion, an increase of 21% compared to fiscal year 2017. The growth was driven primarily by significant strength in Aerospace & Defense and Semiconductor Test and Emulation Applications.

•
Xilinx has established significant momentum in Data Center over the past fiscal year, both developing the foundation for and building out a vibrant ecosystem. The Company demonstrated significant developer engagement on the AWS F1 instance and has trained a total of more than 400 developers, with approximately 300 of those in the March quarter alone. Xilinx continues to invest in its SDAccel environment and middleware libraries to make it easier for software programmers to program Xilinx FPGAs in higher level languages using industry standard APIs and frameworks. As an example, Xilinx recently released a Machine Learning suite on the AWS F1 environment with support for TensorFlow.

•
Xilinx recently announced a new breakthrough product category called Adaptive Compute Acceleration Platform (ACAP) that extends far beyond the capabilities of an FPGA. An ACAP is a highly integrated multi-core heterogeneous compute platform that can be changed at the hardware level to adapt to the needs of a wide range of applications, including Artificial Intelligence, and workloads resulting from explosive growth of unstructured data such as database acceleration and video transcoding.

•
During fiscal year 2018, Xilinx returned approximately $828 million to shareholders. This included $475 million through share repurchases at an average price of $68.30 per share and $353 million through dividends. Xilinx recently increased its quarterly dividend by $0.01 per share to $0.36 per share, effective in the June quarter of fiscal year 2019, marking its 13th consecutive year of dividend increases.

Business Outlook - June Quarter Fiscal Year 2019

•	Sales are expected to be approximately $660 - $690 million.

•	Gross margin is expected to be 69% to 71%.

•	Operating expenses are expected to be approximately $260 million

•	Other income is expected to be approximately $3 million.

•	June quarter tax rate is expected to be approximately 10% -14%

Conference Call

A conference call will be held today at 2:00 p.m. Pacific Time to discuss the March quarter financial results and management's outlook for the June quarter. The webcast and subsequent replay will be available in the investor relations section of the Company's web site at www.investor.xilinx.com. A telephonic replay of the call may be accessed later in the day by calling (855) 859-2056 and referencing confirmation code 9477513. The telephonic replay will be available for two weeks following the live call.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Such forward looking statements include, but are not limited to, statements related to the semiconductor market, the growth and acceptance of our products, expected revenue growth, the demand and growth in the markets we serve, opportunity for expansion into new markets, and our expectations regarding our business outlook for the June quarter of fiscal year 2019. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including customer acceptance of our new products, current global economic conditions, the health of our customers and the end markets in which they participate, our ability to forecast end customer demand, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, costs and liabilities associated with current and future litigation, the impact of current and future legislative and regulatory changes, the impact of new accounting pronouncements and tax laws, including the U.S. Tax Cuts and Jobs Act, and interpretations thereof, and other risk factors listed in our most recent Forms 10-Q and 10-K.

About Xilinx

Xilinx develops highly flexible and adaptive processing platforms that enable rapid innovation across a variety of technologies - from the endpoint to the edge to the cloud. Xilinx is the inventor of the FPGA, hardware programmable SoCs and the ACAP, designed to deliver the most dynamic processor technology in the industry and enable the adaptable, intelligent and connected world of the future. For more information, visit www.xilinx.com.

#1810F
Xilinx, the Xilinx logo, Artix, ISE, Kintex, Spartan, Virtex, Zynq, Vivado, and other designated brands included herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.
XLNX-F

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)
	Three Months Ended			Twelve Months Ended
	March 31, 2018	December 30, 2017	April 1, 2017	March 31, 2018	April 1, 2017
Net revenues	$672,862	$631,193	$609,452	$2,539,004	$2,349,330
Cost of revenues	197,331	182,156	185,811	756,368	708,216
Gross margin	475,531	449,037	423,641	1,782,636	1,641,114
Operating expenses:
Research and development	162,483	166,231	164,256	639,750	601,443
Selling, general and administrative	89,348	92,753	84,797	362,329	335,150
Amortization of acquisition-related intangibles	584	353	1,184	2,152	5,127
Executive transition costs	33,351	—	—	33,351	—
Total operating expenses	285,766	259,337	250,237	1,037,582	941,720
Operating income	189,765	189,700	173,404	745,054	699,394
Interest and other income (expense), net	(3,781)	5,469	(2,184)	5,357	(8,314)
Income before income taxes	185,984	195,169	171,220	750,411	691,080
Provision for income taxes	20,325	183,224	17,795	238,030	68,568
Net income	$165,659	$11,945	$153,425	$512,381	$622,512
Net income per common share:
Basic	$0.65	$0.05	$0.62	$2.05	$2.47
Diluted	$0.64	$0.05	$0.57	$1.99	$2.32
Cash dividends per common share	$0.35	$0.35	$0.33	$1.40	$1.32
Shares used in per share calculations:
Basic	254,559	254,089	249,014	249,595	252,301
Diluted	257,916	258,108	267,157	257,960	268,813

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)
	March 31, 2018	April 1, 2017*
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$3,447,570	$3,321,457
Accounts receivable, net	372,144	243,915
Inventories	236,077	227,033
Other current assets	88,695	87,711
Total current assets	4,144,486	3,880,116
Net property, plant and equipment	304,117	303,825
Long-term investments	97,896	116,288
Other assets	509,188	440,303
Total assets	$5,055,687	$4,740,532

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$412,851	$386,301
Deferred income on shipments to distributors	25,166	54,567
Current portion of long-term debt	499,186	456,328
Total current liabilities	937,203	897,196
Long-term debt	1,214,440	995,247
Deferred tax liabilities	75	317,639
Other long-term liabilities	573,734	21,411
Temporary equity	—	1,406
Stockholders' equity	2,330,235	2,507,633
Total Liabilities and Stockholders' Equity	$5,055,687	$4,740,532

* Derived from audited financial statements

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)
	Three Months Ended			Twelve Months Ended
	March 31, 2018	December 30, 2017	April 1, 2017	March 31, 2018	April 1, 2017
SELECTED CASH FLOW INFORMATION:
Depreciation	$12,022	$11,452	$11,506	$46,438	$45,423
Amortization	13,128	5,458	4,602	25,747	17,203
Stock-based compensation	48,606	36,801	32,785	153,815	122,858
Net cash provided by operating activities	217,724	184,686	306,318	795,458	934,131
Purchases of property, plant and equipment and other intangibles	20,978	6,791	20,226	49,918	72,051
Payment of dividends to stockholders	89,302	89,491	81,809	353,053	332,542
Repurchases of common stock	163,448	73,290	108,062	474,254	522,045
Net proceeds (withholding) from issuance of common
stock to employees	11,889	(2,131)	22,084	(12,937)	32,792

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$2,006	$2,188	$2,020	$8,492	$8,014
Research and development	19,011	20,217	18,019	76,790	66,822
Selling, general and administrative	10,968	14,396	12,746	51,912	48,022
Executive transition costs	16,621	—	—	16,621	—